Exhibit 99.4

399 PARK AVENUE FIFTH FLOOR NEW YORK, NY 10022

T212.883.3800 F212.880.2460

December 14, 2018

Board of Directors

Nexeo Solutions, Inc.

3 Waterway Square Place, Suite 1000

The Woodlands, TX 77380

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 17, 2018, to the Board of Directors of Nexeo Solutions, Inc. (“Nexeo”) as Annex F to, and to the references thereto under the headings “Summary – Opinion of Nexeo’s Financial Advisor”, “Risk Factors – Risk Factors Relating to the Merger Transactions”, “Approval of the Univar Share Issuance and Adoption of the Merger – Background of the Merger Transactions”, “Approval of the Univar Share Issuance and Adoption of the Merger – Nexeo’s Reasons for the Merger Transactions; Recommendation of the Nexeo Board of Directors”, “Approval of the Univar Share Issuance and Adoption of the Merger – Opinion of Nexeo’s Financial Advisor” and “Approval of the Univar Share Issuance and Adoption of the Merger – Nexeo Unaudited Prospective Financial Information” in, the joint proxy and consent solicitation statement/prospectus relating to the proposed transaction involving Nexeo and Univar Inc. (“Univar”), which joint proxy and consent solicitation statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Univar.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC